Exhibit (c)

CC Real Estate Income Master Fund
CC Real Estate Income Fund
CC Real Estate Income Fund-T
CC Real Estate Income Fund-ADV
CC Real Estate Income Fund-C
CNI RECF Advisors, LLC

PROXY VOTING
At all times CC Real Estate Income Master Fund, CC Real Estate Income Fund, CC Real Estate Income Fund-T, CC Real Estate Income Fund-ADV and CC Real Estate Income Fund-C (collectively, the “Funds” and each, a “Fund”), and their affiliated investment advisor CNI RECF Advisors, LLC, (collectively, “Colony Capital”) and their Supervised Persons must comply with the Federal Securities Laws and an adviser’s fiduciary duties.

Regulation
Rule 206(4)-6 under the Advisers Act makes it a fraudulent deceptive or manipulative act for Colony Capital to exercise voting authority with respect to client securities unless it: (i) adopts and implements written policies and procedures, reasonably designed to ensure Colony Capital votes proxies in the best interest of its Clients, and such policies must include how Colony Capital addresses material conflicts of interest that may arise, (ii) disclose to its clients how they may obtain information about how it voted client securities, and (iii) describes to clients its proxy voting policies and procedures, and upon request furnish a copy to a requesting client. Although Colony Capital is rarely requested to vote proxies, it from time to time accepts authority to do so in certain circumstances and therefore has adopted and implemented this proxy voting policy.

Policy
Colony Capital has adopted proxy voting policies and procedures designed to ensure that proxies are properly voted and that any conflicts of interest are addressed appropriately. The general policy is to vote proxy proposals as well as any amendments, consents or resolutions relating to client Securities (collectively, “proxies”), in a manner that serves the best interests of client accounts and in a manner consistent with Colony Capital’s fiduciary duties, as determined by Colony Capital in its sole discretion, taking into account various factors, including, without limitation, the impact on the value of the Securities.
Colony Capital and its associated persons must ensure that these Policies and Procedures include an accurate discussion of how Colony Capital deals with conflicts of interest, that these Policies and Procedures are summarized in Colony Capital’s ADV Part 2A, Item 17 (as discussed in more detail below under “Disclosure”), and that Clients are provided with a copy of Colony Capital’s proxy voting policies and procedures and the proxy voting record relating to their account.

Colony Capital is rarely requested to vote the proxies of traditional operating companies on behalf of its Clients. However, Colony Capital’s managed companies may invest in limited partnership or similar equity interests (“LP Interests”) in real estate private equity funds (“PE Funds”) and from time to time be requested to vote on or consent to certain matters in connection with their LP Interests.

Portfolio managers and/or investment management teams should be aware of any proxy that requires a vote, consent or election. Portfolio managers and/or the investment management teams shall determine the appropriate manner in which such proxy shall be voted. In some instances, it may be appropriate to abstain from voting (e.g., if the cost of a vote outweigh the benefits or if the circumstances make such an abstention or withholding otherwise advisable and in the best interest of the applicable Clients). In all cases, the portfolio and/or the investment management teams shall maintain documentation of how each proxy was voted and provide such documentation to the CCO or designee periodically.

Proxy Voting for RIC Clients may be delegated to a sub-adviser. Colony Capital will receive at least annual reporting of proxies voted by the RIC Client’s sub-advisers in order to oversee their services under the sub-advisory agreement as well as to facilitate the filing of Form N-PX by the RIC Client, as necessary. Proxy voting policies will also be disclosed as required in registration statements and disclosure documents. Additionally, sub-advisers will have their own proxy voting policies and procedures. Colony Capital will monitor each sub-adviser’s compliance with their proxy voting policies and procedures.

Due to the difficulty of predicting and identifying material conflicts of interest that may occur in connection with proxy voting, Colony Capital relies on its employees, such as Portfolio managers and/or investment management teams, to notify the CCO or designee of material conflicts that may impair Colony Capital’s ability to vote proxies appropriately. Colony Capital may have conflicts of interest, for example, where it has a substantial business relationship with a company and a failure to vote in favor of a company management could harm Colony Capital relationship with company management. If a material conflict exists, the CCO or designee will take such steps as he or she deems necessary in order to determine how to vote the proxy in the best interests of the client, including, but not limited to, consulting with the legal department, outside counsel, a proxy consultant, the investment professionals responsible for the relevant portfolio investment or other unaffiliated third parties. In this regard, Colony Capital may determine to delegate proxy voting decisions to such impartial third parties without material conflicts of interest. In cases where Colony Capital delegates proxy voting decisions to third parties, Colony Capital will determine that the third party can make recommendations in an impartial manner and in the best interest of the Client on a case-by-case basis.

In each instance, when exercising its voting discretion, Colony Capital seeks to avoid any direct or indirect conflict of interest between its clients and its voting decision. One Client’s best interests with respect to a proxy vote may diverge from the interests of other Clients, joint venture partners, Colony Capital and/or Colony Capital’s affiliates. This may result in Colony Capital casting votes for one Client that differs from votes cast for other Clients or in Colony Capital taking other steps to mitigate any conflicts that may arise. In no event, however, will Colony Capital be obligated to vote, or refrain from voting its own securities, securities held by another client or securities held by an affiliate or joint venture partner in a manner that is inconsistent with Colony Capital’s view as to the best interests of such holders, simply because a Client has a differing interest.
Recordkeeping

•	Colony Capital often votes proxies through the website www.proxyvote.com. Whenever this happens, the person voting will save a screenshot to maintain a record of how the proxy was voted

•	In the event a proxy is voted in a different manner, Colony Capital will ensure that it maintains a record of the vote

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Any request, whether written (including e-mail) or oral, received by any member of the Colony Capital investment team, must be promptly reported to a Portfolio Manager. All written requests must be retained in the permanent file.

•	Such Portfolio Manager will record the identity of the Investor, the date of the request, and the action taken as a result of the request, in a suitable place.

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In order to facilitate the management of proxy voting record keeping process, and to facilitate dissemination of such proxy voting records to Investors, such Portfolio Manager may distribute to any Investor requesting proxy voting information the complete proxy voting record of Colony Capital for the period requested. Reports containing proxy information of only those issuers held by a certain Client will not be created or distributed.

•	Any report disseminated to an Investor(s) will contain the following legend:
“This report contains the full proxy voting record of [insert Client’s name]. If securities of a particular issuer were held in the fund’s account on the date of the shareholder meeting indicated, the proxy was exercised as indicated.”

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Furnish the information requested, free of charge, to the Investor within a reasonable time period (within 10 business days). Maintain a copy of the written record provided in response to Investor’s written (including e-mail) or oral request. A copy of the written response should be attached and maintained with the Investor’s written request, if applicable and maintained in the permanent file.

•	Clients are permitted to request the proxy voting record for the 5-year period prior to their request.

Disclosure

Colony Capital will ensure that Part 2A of Form ADV, the Colony Capital Private Funds’ PPM, and/or registered investment company/business development company offering documents are updated as necessary to reflect: (i) all material changes to its proxy voting policies and procedures; and (ii) information about how Investors may obtain information on how Colony Capital voted proxies.

With respect to Part 2A of Form ADV, which is filed with the SEC and provided to clients, Item 17 requires Colony Capital to describe, as applicable, (i) whether / how clients can Colony Capital’s vote in a particular solicitation, (ii) how Colony Capital addresses conflicts of interest, (iii) how clients may obtain information about how Colony Capital voted securities,
(iv)    how clients may obtain a copy of these Policies and Procedures; (v) whether clients will receive their proxies or other solicitations directly from a custodian or transfer agent or from Colony Capital , and (vi) how clients can contact Colony Capital with questions about a particular solicitation.

Clients can contact the CCO or designee to obtain a copy of these policies and procedures and information about how Colony Capital voted with respect to the Client’s Securities. Any request for information about proxy voting or class actions should be forwarded to the CCO or designee, who will ensure that Colony Capital responds to any such requests.

Proxy Solicitation

As a matter of practice, it is Colony Capital’s policy to not reveal or disclose to any Investor how Colony Capital may have voted (or intends to vote) on a particular proxy until after such proxies have been counted at a shareholder’s meeting. Colony Capital will never disclose such information to nonaffiliated third parties prior to voting.

A Portfolio Manager and CCO or designee is to be promptly informed of the receipt of any solicitation from any person to vote proxies on behalf of Clients. At no time may any member of the Colony Capital investment team accept any remuneration in the solicitation of proxies. A Portfolio Manager shall handle or be consulted on all responses to such solicitations.